United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 16, 2003
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	0-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Item 7: Financial Statements and Exhibits

(c) Exhibits

99.1	Press Release issued by Applied Signal Technology, Inc. on December 16, 2003
99.2	Transcript of conference call held on December 16, 2003

Item 12: Disclosure of Results of Operations and Financial Condition

The information being furnished in this Item 12 and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act except as shall be expressly set forth by specific reference in such filing.

On December 16, 2003, Applied Signal Technology, Inc. issued a press release regarding its financial results for the fourth quarter of fiscal year 2003 ended October 31, 2003. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein. On December 16, 2003, Applied Signal Technology, Inc. hosted a conference call with investors and others to discuss the financial results for the fourth quarter of fiscal year 2003. A copy of the transcript of the registrant’s conference call on December 16, 2003 is attached as Exhibit 99.2 and incorporated by reference herein.

Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereinto duly authorized.

Applied Signal Technology, Inc. (Registrant)
Date: December 18, 2003	/s/ Gary L. Yancey Gary L. Yancey, President, Chief Executive Officer, and Chairman of the Board

Exhibit Index

Exhibit Number
99.1	Press Release issued by Applied Signal Technology, Inc. on December 16, 2003
99.2	Transcript of conference call held on December 16, 2003

Exhibit 99.1
Press Release issued by Applied Signal Technology, Inc. on December 16, 2003

Press Release

For Immediate Release
Contact:
James Doyle
Chief Financial Officer
or
Alice Delgado
Investor Relations
(408) 749-1888

Applied Signal Technology, Inc.
Announces Fiscal Year 2003 Operating Results,
Record Order Levels, and a Dividend Increase for Shareholders

Sunnyvale, CA. December 16, 2003 - Applied Signal Technology, Inc. (NASDAQ - APSG) announced its operating results for the fourth quarter of fiscal year 2003 and the fiscal year ended October 31, 2003. The Company also announced that it received a record $139.8 million in new orders during fiscal year 2003 and has received an additional $55 million in new orders since the beginning of fiscal year 2004. The Board of Directors increased the annual dividend payments to shareholders to $0.50 per share.

Results of Operations
Revenues for the fourth quarter of fiscal year 2003 were $29,123,000, representing a 26% increase compared with revenues of $23,162,000 recorded during the fourth quarter of fiscal year 2002. Revenues for fiscal year 2003 were $95,384,000, up 25% from revenues of $76,184,000 recorded during fiscal year 2002. The increase in revenues recorded during the fourth quarter and fiscal year 2003, when compared to the same periods of fiscal year 2002, is primarily due to an increase in engineering development efforts designed to provide a variety of signal intelligence solutions to the United States Government.

Net income for the fourth quarter of fiscal year 2003 was $2,923,000 or $0.26 per diluted share compared to net income for the fourth quarter of fiscal year 2002 of $819,000 or $0.08 per diluted share. Net income for fiscal year 2003 was $8,665,000 or $0.80 per diluted share compared to net income of $3,921,000 or $0.39 per diluted share for fiscal year 2002. The increase in net income for the fourth quarter and fiscal year 2003, when compared to the same periods of fiscal year 2002, is due, in part, to the growth in revenues and, in part, because operating expenses did not increase proportionately with revenue growth.

New Orders
New orders received during the fourth quarter of fiscal year 2003 were $67,242,000, up 108% compared to orders received during the fourth quarter of fiscal year 2002 of $32,322,000. Order levels for fiscal year 2003 were $139,796,000, up 60% when compared to the $87,122,000 reported for the same period of fiscal year 2002. The increase in new orders during the fourth quarter and fiscal year 2003, when compared to the same periods of fiscal year 2002, is due to what the Company believes to be increased spending by the U.S. Government on signal intelligence solutions.

In addition, during the period November 1, 2003 through December 12, 2003, the Company has received $55 million in new orders. The majority of these new orders are related to the modification of the Company’s largest single contract. This modification extends the contract through January 2005.

Dividend
The Company also increased its current dividend and announced a $0.50 per share annual dividend payable to shareholders over the next twelve months. The dividend is payable quarterly at the rate of $0.125 per share. The quarterly dividends will be payable on February 13, 2004, May 14, 2004, August 13, 2004 and November 12, 2004 to shareholders of record at January 30, 2004, April 30, 2004, July 30, 2004, and October 31, 2004, respectively.

Management Commentary
Mr. Gary Yancey, President and Chief Executive Officer of the Company, commented, “We are obviously very pleased with our fiscal 2003 performance and believe it demonstrates that the Company has returned to a healthy state. The U.S. Government’s continued emphasis on anti-terrorism and defense spending in general should provide a marketplace in which we can maintain a position of good financial performance and growth.”

“The current state of world affairs and the U.S. Government’s emphasis upon protecting U.S. citizens has caused our government to put renewed emphasis upon intelligence gathering. The Company’s performance during the 1990s demonstrates that it can grow in an environment where there is importance placed upon intelligence gathering even if the government is otherwise reducing its overall defense budget. We believe the government will continue to place emphasis on intelligence gathering.”

“We are now at a level of revenue that our cost structure allows us to be fairly cost competitive. As we continue to grow, we believe we can continue to bring our costs even more in line with the industry.”

Mr. Yancey concluded with, “The Board of Directors evaluated the Company’s financial condition and strong cash balance attendant with no long term debt and concluded that an obvious way to increase shareholder value was to increase the dividend. Therefore, we decided to increase the dividend starting with the February 13, 2004 payment. We do not believe this increased dividend will impact our current growth options, including possible acquisitions.”

Conference Call
The Company will host a conference call on December 16, 2003 to discuss the operating results for fiscal year 2003. If you wish to participate in the conference call, please dial 1-877-407-8035 for domestic callers or 1-201-689-8035 for international callers on December 16, 2003 at 2:00 p.m. PST/5:00 p.m. EST. There is no pass code required. This call may be listened to simultaneously over the Internet through PrecisionIR’s Investor Distribution Network, located at www.vcall.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. designs, develops, manufactures and markets advanced digital signal processing equipment to collect and process a wide range of telecommunications signals for signal reconnaissance applications. For additional Company-related information, visit the Company’s website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties. Statements as to the Company’s belief that the U.S. Government has increased spending on signal intelligence solutions; the future spending by the U.S. Government on intelligence gathering; the future emphasis the U.S. Government may place on signal intelligence gathering relative to the overall defense budget; the Company’s plans for the future, including the steps it may take and the programs it will emphasize; the Company’s beliefs concerning marketplace opportunities for its products and services; and beliefs concerning contractual opportunities for orders are forward-looking statements. The risks and uncertainties associated with these statements include whether orders will be issued by procurers, including the U. S. Government; the timing of any orders placed by procurers; whether the Company will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by the Company will be profitable and whether any such contracts might be terminated prior to completion; whether the Company will be able to hire additional qualified staff as needed; the ability to successfully enter new marketplaces; the Company’s ability to maintain profitability; and other risks detailed from time to time in the Company’s SEC reports including its latest Form 10-K filed for the fiscal year ended October 31, 2002.

APPLIED SIGNAL TECHNOLOGY, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE PERIODS ENDING OCTOBER 31, 2003 AND OCTOBER 31, 2002 (In thousands except per share data)
	Three Months Ended		Twelve Months Ended
	October 31, 2003 -----------	October 31, 2002 -----------	October 31, 2003 -----------	October 31, 2002 -----------
Revenues from contracts	$ 29,123	$ 23,162	$ 95,384	$ 76,184
Operating expenses:
Contract costs	20,385	15,877	63,335	49,067
Research and development	1,644	2,097	7,526	8,798
General and administrative	4,343 --------	4,430 --------	15,337 --------	15,160 --------
Total operating expenses	26,372 --------	22,404 --------	86,198 --------	73,025 --------
Operating income	2,751	758	9,186	3,159
Interest income/(expense), net	190 --------	86 --------	510 --------	34 --------
Income before provision (benefit) for income taxes	2,941	844	9,696	2,349
Provision (benefit) for income taxes	18 --------	25 --------	1,031 --------	(753) --------
Net income	$ 2,923 ========	$ 819 ========	$ 8,665 ========	$ 3,102 ========
Net income per share - basic	$ 0.27	$ 0.09	$ 0.83	$ 0.40
Average shares - basic	10,735	10,055	10,459	9,889
Net income per share - diluted	$ 0.26	$ 0.08	$ 0.80	$ 0.39
Average shares - diluted	11,307	10,222	10,863	10,061

APPLIED SIGNAL TECHNOLOGY, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	October 31, 2003 -----------	October 31, 2002 -----------
ASSETS
Current assets:
Cash and cash equivalents	$5,372	$11,715
Short term investments	34,747	13,212
Accounts receivable	26,562	24,627
Inventory	6,875	7,259
Prepaids and other current assets	3,545 --------	2,083 --------
Total current assets	77,101	58,896
Property and equipment, at cost	59,138	57,446
Accumulated depreciation and amortization	(46,897) --------	(42,932) --------
Net property and equipment	12,241	14,514
Other assets	605 --------	414 --------
Total assets	$89,947 ========	$73,824 ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued payroll and benefits	$10,579	$6,701
Other accrued liabilities	2,833	2,004
Income taxes payable	134 --------	— --------
Total current liabilities	13,546	8,705
Other liabilities	183	146
Shareholders' equity	76,218 --------	64,973 --------
Total liabilities and shareholders' equity	$89,947 ========	$73,824 ========

Exhibit 99.2
Transcript of conference call held on December 16, 2003

CALLSTREET EVENT PAGE

http://www.callstreet.com/call_schedule.asp?eventid=17044

The CallStreet event page contains CallStreet Transcripts, CallStreet Reports® and supplemental information including a link to the company’s press release associated with this call.

PARTICIPANTS

Gary L. Yancey – Chairman, President, CEO
James Doyle – CFO

MANAGEMENT DISCUSSION SECTION

Gary Yancey, President and CEO

•	Thank you, Doug
•	And I would like to welcome everybody to our FY2003 financial results conference call
•	As per the normal format that we go through, I will first turn it over to our CFO, Mr. Jim Doyle and let him reiterate the financial results that perhaps you have seen on the press release

James Doyle, CFO

•	Thanks, Gary, and good afternoon, everyone
•	I will provide a brief overview of the financial results and then I would like to give a quick review of the income statement and conclude with some comments on our balance sheet
Financial Overview
•	Let me begin with the financial overview
•	We are very pleased with our fourth quarter results and our FY2003 performance
Revenues
•	Revenues for Q4 were $29.1mm
· Representing a 26% increase, when compared to revenues generated during Q4 FY2002
•	Revenues for FY2003 were $95.4mm, up 25% when compared to FY2002
•	It was primarily the combination of
· An increase in revenues
· And the fact that operating expenses did not increase proportionately with revenue growth that resulted in the significant growth in our operating income during FY2003
Operating Income
•	Operating income increased from approximately $758K in Q4 FY2002 to over $2.7mm in Q4 FY2003
•	Operating income for FY2003 was over $9.1mm compared to $3.2mm in FY2002
New Orders
•	The company booked $139.8mm in new orders in FY2003
· These bookings established a record order level for the company
•	New orders for Q4 FY2003 were $67.2mm, up 108% when compared to Q4 FY2002
· New orders for FY2003 were $139.8mm, up 60% when compared to the same period of FY2002
· We believe that increase in orders is due to increased spending by the US government on signal intelligence solutions
•	We continue to believe that there is a renewed interest in signal intelligence spending by the US government to respond to the threat of increased terrorist activities and the war against terrorism and that our company is well positioned to benefit from this spending
Income Statement
•	I would like to turn your attention briefly to the income statement
Revenue Increase
•	The revenue increase for both Q4 and FY2003 was due to increased revenues generated by our engineering development programs
•	The revenues generated by these programs were for a variety of signal intelligence solutions
•	If you look at contract costs, you will see that those costs as a percentage of revenues for Q4 and for FY2003 were approximately 70% and 66.4%, respectively
· This compares to contract costs for Q4 and FY2002 of 68.6% and 64.4%, respectively
•	Our contract costs for Q4 in FY2003 have increased when compared to the same time periods in FY2002, primarily because a significant portion of our revenue was generated by our engineering development contracts
· These contracts are more labor intensive than our standard product contracts
· And, in addition, we experienced a significant growth in materials costs, especially our subcontracted efforts
•	The FY2003 mix of revenues between engineering development contracts and standard product contracts was approximately 78% and 22%, respectively
IR&D Spending
•	The next expense item on the income statement: IR&D spending
•	IR&D spending, as a percentage of revenues for Q4 and for FY2003 was 5.6% and 7.9%, respectively
•	This is lower than our typical 12% investment in IR&D, primarily because we needed the engineering staff to work on satisfying our contractual commitments
G&A Expenses
•	G&A expenses as a percentage of revenues for Q4 and for FY2003 were 14.9% and 16.1%, respectively
•	G&A expenses as a percentage of revenues were lower this FY when compared to FY2002, because of management’s decision to hold our cost structure in place in anticipation of future revenue growth
Operating Income
•	The resulting increased revenues and the controlled spending activity combined to produce a significant improvement in our operating income for Q4 and YTD
•	Operating income as a percentage of revenues for Q4 and FY2003 were 9.4% and 9.6%, respectively
Interest Income
•	The increase in interest income for Q4 and for FY2003 is due primarily to higher cash and short-term investment balances when compared to the same periods in FY2002
Tax Rate
•	The effective tax rate for FY2003 is just under 11%
•	Throughout the year we had estimated the provisional tax rate at 15%
•	It was determined during Q4 this year that our performance was good enough that $400,000 of our deferred tax assets were realizable on a more than likely basis
· This resulted in a one-time credit to tax expense in Q4 $400,000
· These rules are consistent with FAS 109 which is Accounting for Income Taxes
Balance Sheet
•	Let me finally turn your attention to our balance sheet and conclude with that
•	Cash and short-term investments continued to improve during Q4
· And have increased approximately $15mm YTD
· For a total combined balance of approximately $40mm
•	Accounts receivable totaled $26.5mm
•	Included in accounts receivable are:
· Billed receivables of about 16.3mm
· And unbilled receivables of about 10.2mm
•	Dividends, as detailed in our press release, the board increased the annual dividend to $0.50 per share, payable at a quarterly rate of $0.125 per share
· During FY2003, the company paid approximately $1.3mm in dividends
•	As far as liabilities
· You can see from our balance sheet that there continues to be no debt
· Which provides the company with significant liquidity
· And significant financial flexibility
•	That wraps up my summary of the financial results
•	I will turn it back over to Gary
•	And, then we will be happy to answer questions

Gary L. Yancey, Chairman, President, CEO and Founder

•	Thank you, Jim
•	And with a favorable quarter like that one might ask how can I follow an act like that; however, I will make an attempt
Marketplace
•	Just to give a feeling for what we see in the marketplace, last week a few of our senior people were at a conference with the National Reconnaissance Organization, and it was pointed out that the intelligence budget which is, of course, a subset of the overall defense budget, has increased 57% since 2002
•	Later in the week, I was in Washington DC, as well, and was visiting with a Deputy Chief of the intelligence community management staff
	·	He confirmed that number
	·	And stated that and, reminded me actually, that as he had pointed this out to me a few months ago, reminded me that Congress is making a recommendation that this increased level of spending on intelligence remain for at least the next five years
•	So, we believe that our assumption that our growth is directly due to
	·	The increased importance upon intelligence gathering
	·	And therefore the investments made by the government are probably quite correct
Bookings
•	The other thing I would point out, a lot of our bookings that we experienced over the year and a lot of the revenue generated in 2003 and a lot have been…
· Therefore, much of the revenue that will be generated in 2004 is development work that is increasing the capabilities of many of our SIGINT solutions, signal intelligence solutions
•	A lot of times these are products that can be purchased as point solutions or complete systems
· But the thing to bring away from that is the major investments being made in development to increase capabilities and our experience in times past has been that in subsequent years, additional orders for equipments will come in because of the increased capability
•	So, we do feel that this is not only a strong marketplace for 2003 and 2004, but probably for the foreseeable future and one would believe that as you look at the current state of world affairs
•	So, with that I will then open it for questions and we will attempt to answer them

QUESTION AND ANSWER SECTION

Analyst: Trey Snow – Priority Capital

Question – Trey Snow: Hi guys.
Answer: Hi Trey.

Question – Trey Snow: Excellent performance this quarter. Just a couple of quick questions. In terms of taxes, given what happened in Q4, do you still see a 25% rate targeted for 2004?
Answer: No, I think it will probably be higher than that, Trey. We were working with our tax accountants on what might happen in FY04. The best indication we have right now is it will be greater than 25%. It could be on the order of 30%, but I’m not a 100% certain at this point; that’s where we are right now.

Question – Trey Snow: Okay. And second question is, you mentioned potential acquisitions in your press release. I think it is the first time in a long time that you have put it in print, is that – do you have anything in mind or is that just kind of thrown out there as a, you know, possible use of cash, you guys actually looked at anything or?
Answer: No, we have not, Trey, I put that in and I debated about that. I was just absolutely convinced that no reasonable person would look at that and think that I meant that that’s where we are going to have acquisitions. But in seriousness, I put that in because the one thought that could come to mind by the increased dividend is that therefore the company, you know, just the opposite effect, the company had no plans for acquisition. We keep that option open, so to speak, as we are developing our strategic plan. If an acquisition were to occur, it wouldn’t be for, you know, external growth purposes, top line growth purposes, but rather it would be to bring in a capability to allow us to expand into additional defense electronic’s business areas and so that – we keep our minds open to that. We have nothing at the time in the pipeline, but I just had put that in the press release to make sure people understood that even with the increased dividend, we would have the wherewithal to be able to do an acquisition if we needed to.

Question – Trey Snow: I got you. Okay, thanks.

Analyst: Jeff Schreiner

Question – Jeff Schreiner: Thank you, gentlemen. Great quarter, quite impressive.
Answer: Thank you.

Question – Jeff Schreiner: I was wondering in terms of R&D spending, it was slightly down this year, you have addressed that issue. What would we expect to see, could you provide a little color in terms of FY 2004? Would we expect that decrease to continue from these levels?
Answer: We are not expecting it to. We will have the staffing issue, staffing challenge this year and there’s good news with that as well. Well, there’s two pieces to the good news: One is we are meeting our staffing requirements right now because of the economy, so that’s good. But we will have a staffing challenge. And, yes, the reason that we have the staffing challenge is, we are getting a lot of government funded R&D. So, it trades pretty much with the internal R&D and it won’t show up in that same R&D column on the income statement; its part of contract cost because it’s contracted R&D. So, the point I was making earlier about a lot of the development work coming in, which is R&D, it will then get us returns in the future, we believe, with equipment purchases. What we are planning on doing this year is trying to outsource some more of our R&D, to try to subcontract some significant items that would help our future and therefore not put such a demand on our staff. So, right now our intention is to get it back more in line with the model of the company.

Question – Jeff Schreiner: Okay. Thank you for that clarification. And then, the last conference call, I believe, in looking over the notes, a comment was made in terms of possibility of getting the gross margin line in FY 2004 back up around 36%. Is that foreseeable, and how comfortable would you be at this time with that?
Answer: It won’t be that, I don’t believe it’ll be that high, Jeff, and the reason is fiscal 2004 the mix of revenue between engineering development programs and our standard products, our current plan looks that it will be about the some ratios as we had in FY03. FY03: we did 78% of revenue under our engineering development programs. FY04 – our engineering development programs should be in that range of 78% to 80% of revenue. We anticipate that to be generated from those engineering development programs, which have lower margins. So, I would anticipate that our contract costs would probably be in the range of – in the similar range to FY03, in the 66% to 68% range.

Question – Jeff Schreiner: Okay. Thank you, that provides a lot of help. I will let other people get in the queue. I appreciate your time, gentlemen.
Answer: Thank you.

Analyst: Del Warmington – DELWAR Capital Management

Question – Del Warmington: Okay, yes sir. Could you more like elaborate somewhat on DSOs? Where do you see that trend in the next four quarters?
Answer: On which was that?

Question – Del Warmington: DSOs?
Answer: I am sorry. I couldn’t understand that either?

Question – Del Warmington: DSO? DSO.
Answer: Hi, I am sorry, Del, what was your question again.

Question – Del Warmington: Where do you see the trend over the next four quarters?
Answer: Our DSO should run consistent with what it’s been in fiscal 2003.

Question: Okay, thank you.

Analyst: Jeff Madden – IronBridge Capital Management

Question – Jeff Madden: Hi, guys, great quarter. We have been with you a long time and it is great to see the company working out the way we had envisioned it. Question I have is regarding a growth rate going forward. Obviously 25% is a heck of a year. Going forward, is there, you know, the next two to three years, do you think that’s a transitory rate or something more along the lines of 10 to 15, or just to get a sense of where you’re going with growth?
Answer: We think double-digit growth on the high side, you know, around 20% or so growth is definitely achievable with the marketplace. We will be dependent a bit on the, you know, on the hiring but as I mentioned earlier we are having good success with the hiring. And so, you know, high teens to low 20%, I think, is something that Jim and I are comfortable with.

Question – Jeff Madden: Excellent, thanks so much and another great quarter for you guys.
Answer: Thanks, Jeff.

Analyst: Steve Levenson – Advest. Mr. Levenson

Question – Steve Levenson: Good afternoon, Gary and Jim.
Answer: Hi, Steve.

Question – Steve Levenson: Know you’ve got a lot of questions done. Jim, you talked about a challenge on hiring. Is that because of people with security classifications?
Answer: Well, yeah, definitely, it is always a concern. We are fortunate that the development can be partitioned such that we can get a lot of the technical development done in an unclassified environment and therefore people that do not have clearances. But the more people that have the clearances, it will always be more efficient because the more they know about what the overall system or the overall subsystem has to do, the better job they can perform in the development. But no, the hiring is both clearance and just technical talent, even though the environment is much different than it was in the dotcom days, of course, there’s still not a large number of the type of technical talent that we want. So, it makes quite a challenge and to get them in and being productive on the particular efforts is always a challenge. We are fortunate that we are getting a lot of returning employees, some of which had tried some of the commercial ventures and just some of which have wanted to come back to the company, so we bring back experience from the start with those people.

Question – Steve Levenson: That sounds good. And again, this all falls under the category of contract costs, so for 2004 at least you expect the same run rate. What about 2005 that, I guess, we would expect is when you might shift over to more – when the mix would shift towards product sales?
Answer: It could. I mean what I was alluding to is what a reasonable person would believe and that is that with this much investment being put into development and this development is in many times enhancing capabilities of existing products, again the reasonable person would believe that the follow-on to that would be to buy more of those products, just deploy more around the world, and that was my thesis, yes.

Question – Steve Levenson: Okay. Can you give us idea on what’s cooking with the bid and proposal process and what sort of contracts are coming up for award in H1 2004?
Answer: Bid and proposal in Q1 2004 is always very light. We actually do have one fair-sized effort going, which is a bit atypical.

Question – Steve Levenson: Your Q1 or calendar 2004?
Answer: No. I am sorry, our Q1.

Question – Steve Levenson: Okay.
Answer: Calendar – first calendar 2004, you will see it picking up a bit more probably. Our Q1, which is only a month behind the government’s Q1, they are still trying to get over the shock of having to work 40 hours a week to get all their commitments done by September 30, so it takes them a while to start thinking about, you know, new orders. Although, as you may have noticed in the press release, we had quite a slug of new orders, but the main part of that was of course the one that could have just as well been a quarter four event for this large contract that we have. So, it will start picking up in the first calendar quarter to some degree, but what you typically see is our – again it’s easier for me to talk in our third and Q4 – our third and Q4, towards the end of our end of our Q2, and especially in Q3 will be the heaviest bid and proposal activity and the heaviest booking activity will be about halfway through our Q3 and all through Q4.

Question – Steve Levenson: Okay. And I guess what everybody wants to know is, what part did your gear have in capturing Saddam Hussein?
Answer: Well, we discovered the blanket on the ground.

Question – Steve Levenson: Okay. Thanks very much.
Answer: Thanks.

Analyst: Tim Hasara – Kennedy Capital

Question – Tim Hasara: Yeah, a couple of questions. Your comment in the press release with respect to, you know, you are now at the level of revenue that your cost structure allows you to be fairly competitive. You believe you can bring your, you know, costs more in line. I assume that means your margins. Do you expect margins to go up in 2004?
Answer: Well, not necessarily, Tim, because again government contracting, as you know, when we bring our costs down, we reduce the costs and the price to our customers and therefore, we don’t necessarily get the margins percentage-wise up, but it just makes us more competitive, and so one tends to want to believe that allows us to capture more business.

Question – Tim Hasara: And just with respect to the pipeline of activity out there, I mean do you still see the pipeline of activity already being built up for your third and Q4 2004? When you made that comment earlier about the – you know – or is that just a typical thing for you?
Answer: Well I was really more referring to the typical, but, yeah, I mean – I think we are looking at this year, looking more like a typical year, yeah.

Question – Tim Hasara: And, you know, any new success or new customers, whether it be any one new or any continued success with trying to break in with the FBI or NASA?
Answer: No. We don’t have anything with NASA. Trying to think of new customers.... We have got some new efforts that have some opportunities that for, long-term, you know, the longevity, big, big contracts that have many years behind them but they’re with current customers. No, we don’t – I mean what we are expanding in the military. Most of it right now is with the Army, we have some opportunities that we are trying to pursue that we’ll need to team with a major prime with some big Navy programs that are going to be coming along. But, you know, that still – with those type of programs, it’s so questionable if it’ll even be an 2004 procurement and then, of course, it’ll be a competitive-type procurement. We are seeing a little bit of what might be deemed homeland security type stuff, you know, Border Patrol interest, the Royal Canadian Mounted Police that are purchasing some more equipment, they had right after 9/11. I think I have mentioned before, the INS actually had purchased a piece of SIGINT equipment for wireless SIGINT and we are getting more interest from some of the Border Patrol type folks and all, but we don’t have enough orders yet that that would be material yet, but I still think we are evolving in more diversification of customer base.

Question – Tim Hasara: Okay, one another question, Gary. You commented that the intelligence budgets would increase 57% and you could see that going for a few years. I guess, it prompted me to wonder, why couldn’t you grow at that rate for the next five years?
Answer: Let me correct that, I was worried that I might have made misstated. I was not suggesting that they will keep growing at 57% per year, but that was what was stated that they are growing at since 2002 and all I knew – and all I was adding to that is the Congress has made the recommendation that that increased level of spending be maintained for the next five years. So that doesn’t mean a 57% every two years. But we believe with that healthy level of spending and with the emphasis on intelligence gathering that it is an environment where our company can grow.

Question – Tim Hasara: Great. Thanks a lot.
Answer: You are welcome.